Exhibit 10.1

Execution Copy

AGREEMENT

This Agreement (this “Agreement”) is made and entered into as of October 21, 2011, by and among MIPS Technologies, Inc. (the “Company”) and the entities and natural persons listed on Exhibit A hereto and their affiliates (collectively, “Starboard”) (each of the Company and Starboard, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS:

WHEREAS, the Company and Starboard have engaged in various discussions and communications concerning the Company’s business, financial performance and strategic plans;

WHEREAS, Starboard is deemed to beneficially own shares of Common Stock of the Company (the “Common Stock”) totaling, in the aggregate, 5,220,000 shares, or approximately 9.9% of the Common Stock issued and outstanding on the date hereof;

WHEREAS, Starboard submitted a nomination letter to the Company on September 12, 2011 (the “Nomination Letter”) nominating Robert Kramer, Jeffrey S. McCreary, Jeffrey C. Smith and Kenneth H. Traub (the “Starboard Nominees”) as director candidates to be elected to the Company’s board of directors (the “Board”) at the 2011 annual meeting of stockholders of the Company (the “2011 Annual Meeting”); and

WHEREAS the Company and the members of Starboard have determined to come to an agreement with respect to the composition of the Board, certain matters related to the 2011 Annual Meeting and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1. Board Matters; Board Appointments; 2011 Annual Meeting; Committees.

(a) Concurrent with or prior to the next regularly scheduled meeting of the Board, but in any event no later than November 15, 2011, the Company agrees that the Board shall take all necessary actions to increase the size of the Board from seven (7) to nine (9) members, effective as of the 2011 Annual Meeting.  The Company further agrees that prior to the time that it mails its definitive proxy statement for the 2011 Annual Meeting, the Board shall take all necessary actions to (i) nominate Jeffrey S. McCreary (the “2012 Appointee”) for election to the Board at the 2011 Annual Meeting as a Class II director with a term expiring at the Company’s 2012 annual meeting of stockholders and (ii) nominate Kenneth H. Traub (the “2013 Appointee” and, together with the 2012 Appointee, the “New Appointees”) for election as a director at the 2011 Annual Meeting as a Class III director with a term expiring at the Company’s 2013 annual meeting of stockholders.

(b) Prior to the nomination of the New Appointees by the Board in accordance with Section 1(a), the Compensation and Nominating Committee of the Board shall have reviewed and reasonably approved, in accordance with the Company's Corporate Governance Guidelines and the charter of the Compensation and Nominating Committee, the qualifications of the New Appointees to serve as members of the Board and recommended to the Board that the Board nominate the New Appointees for election at the 2011 Annual Meeting in accordance with Section 1(a).

(c) Upon execution of this Agreement, Starboard hereby withdraws its Nomination Letter and Starboard agrees not to (i) nominate any person for election at the 2011 Annual Meeting or (ii) submit any proposal for consideration at, or bring any other business before, the 2011 Annual Meeting, directly or indirectly.  Starboard shall not publicly or privately encourage or support any other stockholder to nominate any person for election at the 2011 Annual Meeting.  Starboard hereby withdraws its demand for a stockholder list and other materials pursuant to Section 220 of the Delaware General Corporation Law or otherwise, and shall promptly return to the Company all materials and summaries or duplicates thereof that have been delivered to Starboard or its representatives prior to the date hereof.

(d) The Company agrees that it will recommend, support and solicit proxies for the election of the New Appointees at the 2011 Annual Meeting in the same manner as for the Company’s other nominees who are up for election at the 2011 Annual Meeting.

(e) The Company agrees that promptly following the conclusion of the 2011 Annual Meeting, but in any event no later than February 15, 2012, the Company will take all action necessary in furtherance of the creation of an independent advisory committee of the Board (the “Independent Advisory Committee”).  The Company further agrees to take all action necessary to appoint at least one of the New Appointees to such committee.  The responsibilities of the Independent Advisory Committee will be as set forth in the Independent Advisory Committee’s charter, the provisions of which shall be determined by the members of the Independent Advisory Committee at its first meeting following the 2011 Annual Meeting.

(f) The Company agrees that if either of the New Appointees is unable to serve as a director, resigns as a director or is removed as a director prior to the 2012 annual meeting of stockholders (the “2012 Annual Meeting”) and at such time Starboard beneficially owns in the aggregate at least the lesser of 7.0% of the Company’s then outstanding Common Stock and 3,685,248 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments), Starboard shall have the ability to recommend a substitute person(s), who will qualify as “independent” pursuant to NASDAQ listing standards and who has relevant financial and business experience, to fill the resulting vacancy, subject to the approval of the Compensation and Nominating Committee of the Board (the “Compensation and Nominating Committee”) in good faith after exercising its fiduciary duties, which approval shall not be unreasonably withheld (any such replacement nominee appointed in accordance with the provisions of this clause (e) shall be referred to as the “Replacement Director”).  In the event the Compensation and Nominating Committee does not accept a substitute person recommended by Starboard, Starboard will have the right to recommend additional substitute person(s) for consideration by the Compensation and Nominating Committee.  Upon the acceptance of a replacement director nominee by the Compensation and Nominating Committee, the Board will appoint such replacement director to the Board no later than five business days after the Compensation and Nominating Committee’s recommendation of such replacement director.  If at the time of the Replacement Director’s appointment to the Board no New Appointee serves as a member of the Independent Advisory

Committee, the Replacement Director shall be appointed to the Independent Advisory Committee.

(g) At the 2011 Annual Meeting, Starboard agrees to appear in person or by proxy and vote all shares of Common Stock of the Company beneficially owned by it and its affiliates in favor of the election of each of the Company’s nominees for election to the Board and for each other proposal to come before the 2011 Annual Meeting in accordance with the Board’s recommendation, unless, solely with respect to proposals three, four and five, ISS recommends otherwise.

(h) In the event that one of the New Appointees is a direct representative of Starboard (a “Starboard Appointee”), Starboard agrees to obtain from any such Starboard Appointee an irrevocable resignation letter pursuant to which the Starboard Appointee shall resign from the Board and all committees thereof if at any time prior to the conclusion of the 2012 Annual Meeting Starboard’s aggregate beneficial ownership of Common Stock decreases to less than the lesser of 3.0% of the Company’s then outstanding Common Stock and 1,579,391 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments).  The right of Starboard to recommend a Replacement Director to fill the vacancy caused by any such resignation pursuant to this Section 1(i) shall automatically terminate.

2. Standstill Provisions

(a) Each member of Starboard agrees that, from the date of this Agreement until the earlier of (i) the date that is ten (10) business days prior to the deadline for the submission of stockholder nominations for the 2012 Annual Meeting or (ii) the date that is seventy-five (75) days prior to the first anniversary of the 2011 Annual Meeting (the “Standstill Period”), neither it nor any of its Affiliates or Associates (as such terms are defined in Regulation 14A under the Securities Exchange Act of 1934, as amended or the rules or regulations thereunder (the “Exchange Act”)) under its control or direction will, and it will cause each of its Affiliates and Associates under its control not to, directly or indirectly, in any manner:

(i)           purchase or cause to be purchased or otherwise acquire or agree to acquire beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act) of any Common Stock or other securities issued by Company (or any rights, options or other securities convertible into or exercisable or exchangeable for such securities any obligations measured by the price or value of any securities of the Company or any of its affiliates, including any swaps or other derivative arrangements whether or not any of the foregoing would give rise to beneficial ownership (as determined under  Rule 13d-3 promulgated under the Exchange Act) ) , if in any such case, immediately after the taking of such action, Starboard would, in the aggregate, collectively beneficially own, or have an economic interest in, more than 14.99% of the then outstanding shares of Common Stock;

(ii)           engage in any solicitation of proxies or consents or become a “participant” in a “solicitation” as such terms are defined in Regulation 14A under the Exchange Act of proxies or consents (including, without limitation, any solicitation of consents to call a special meeting of stockholders), in each case, with respect to securities of the Company;

(iii)           seek to advise, encourage, support or influence any person with respect to the voting or disposition of any securities of the Company at annual or special meeting of stockholders, except in accordance with Section 1;

(iv)           form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock (other than a “group” that includes all or some lesser number of the persons identified as part of Starboard, but does not include any other members who are not currently identified as part of Starboard as of the date hereof);

(v)           deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock, other than any such voting trust, arrangement or agreement solely among the members of Starboard;

(vi)           seek or encourage any person to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company;

(vii)           (1) make any proposal for consideration by stockholders at any annual or special meeting of stockholders of the Company or (2) make any offer or proposal (with or without conditions) with respect to a merger, acquisition, disposition or other business combination involving Starboard and the Company; provided, however, that nothing herein will limit the ability of (1) any member of Starboard, or its respective Affiliates and Associates, to vote its shares of Common Stock on any matter submitted to a vote of the stockholders of the Company or (2) Starboard to announce its opposition to any Board approved publicly announced proposals related to a merger, acquisition, disposition of all or substantially all of the assets of the Company or other business combination involving the Company requiring a vote of stockholders of the Company; or

(viii)           seek, alone or in concert with others, representation on the Board, except as specifically contemplated in Section 1.

(b) Notwithstanding anything contained herein to the contrary, except as expressly provided in Section 1, each member of Starboard shall be entitled to:

(i)           vote their shares on any other proposal duly brought before the 2011 Annual Meeting, or otherwise vote as each member of Starboard determines in its sole discretion;

(ii)           propose a slate of nominees for election as directors and/or one or more proposal(s) for consideration or approval by stockholders at the 2012 Annual Meeting in order to comply with the advance notice provisions or other requirements of the Amended and Restated Bylaws;

(ii)           disclose, publicly or otherwise, how it intends to vote or act with respect to any securities of the Company, any stockholder proposal or other matter to be voted on by the stockholders of the Company (other than the election of directors) and the reasons therefor.

3. Representations and Warranties of the Company.

The Company represents and warrants to Starboard that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

4. Representations and Warranties of Starboard.

Starboard shall cause its Affiliates to comply with the terms of this Agreement.  Starboard represents and warrants to the Company that (a) the authorized signatory of Starboard set forth on the signature page hereto has the power and authority to execute this Agreement and to bind it thereto this Agreement, (b) this Agreement has been duly authorized, executed and delivered by Starboard, and is a valid and binding obligation of Starboard, enforceable against Starboard in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of Starboard as currently in effect and (d) the execution, delivery and performance of this Agreement by each member of Starboard does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound.

5. Press Release.

Promptly following the execution of this Agreement, the Company and Starboard shall jointly issue a mutually agreeable press release (the “Mutual Press Release”) announcing certain terms of this Agreement, in the form attached hereto as Exhibit B.  Prior to the issuance of the Mutual Press Release, neither the Company nor Starboard shall issue any press release or public announcement regarding this Agreement without the prior written consent of the other Party.  Neither the Company nor Starboard or the Starboard Nominees shall make any public announcement or statement that is inconsistent with or contrary to the statements made in the

Mutual Press Release, except as required by law or the rules of any stock exchange or with the prior written consent of the other Party.

6. Specific Performance.

Each of the members of Starboard, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable in damages.  It is accordingly agreed that the members of Starboard or any of them, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.

7. Expenses.

The Company shall reimburse Starboard for its reasonable, documented out of pocket fees and expenses (including legal expenses) incurred in connection with the matters related to the 2011 Annual Meeting and the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed $50,000 in the aggregate.

8. Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

9. Notices.

Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

MIPS Technologies, Inc.
955 East Arques Avenue
Sunnyvale, California 94085
Attention:
Facsimile:

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue
Suite 1100
Palo Alto, California  94301
Attention:  Kenton J. King
Telephone:  (650) 470-4530
Facsimile:  (650) 798-6527
If to Starboard or any member thereof:

Starboard Value and Opportunity Master Fund Ltd
c/o Starboard Value LP
599 Lexington Avenue, 19th Floor
New York, New York 10022
Attention: Jeffrey C. Smith
Telephone: (212) 845-7955
Facsimile: (212) 845-7988

With a copy to:

Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
Attention: Steve Wolosky, Esq.
Telephone: (212) 451-2333
Facsimile: (212) 451-2222

10. Applicable Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof.  Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable legal requirements, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

11. Counterparts.  This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

12. Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries.

This Agreement contains the entire understanding of the Parties hereto with respect to its subject matter.  There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein.  No modifications of this Agreement can be made except in writing signed by an authorized representative of each the Company and Starboard. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.  The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No party shall assign this Agreement or any rights or obligations hereunder without, with respect to any member of Starboard, the prior written consent of the Company, and with respect to the Company, the prior written consent of Starboard.  This Agreement is solely for the benefit of the Parties hereto and is not enforceable by any other persons.

13.           Mutual Non-Disparagement.

 Each of the Parties covenants and agrees that, for so long as either of the New Appointees or their respective Replacement Director(s) is serving as a member of the Board, neither it nor any of its respective agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors and with respect to Starboard its New Appointees and Replacement Directors, shall in any way disparage, call into disrepute, or otherwise defame or slander the other Parties or such other Parties’ subsidiaries, affiliates, successors, assigns, officers (including any current officer of a Party or a Parties’ subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current director of a Party or a Parties’ subsidiaries who no longer serves in such capacity following the execution of this Agreement), employees, stockholders, agents, attorneys or representatives, or any of their products or services, in any manner that would damage the business or reputation of such other Parties, their products or services or their subsidiaries, affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, stockholders, agents, attorneys or representatives.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

MIPS TECHNOLOGIES, INC.

By:  /s/ SANDEEP VIJ
Name:  Sandeep Vij
Title:    President and CEO
STARBOARD:

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
By: Starboard Value LP,
       its investment manager

STARBOARD VALUE AND OPPORTUNITY S LLC
By: Starboard Value LP,
       its manager

STARBOARD VALUE LP
By: Starboard Value GP LLC,
       its general partner
STARBOARD VALUE GP LLC By: Starboard Principal Co LP, its member STARBOARD PRINCIPAL CO LP By: Starboard Principal Co GP LLC, its general partner STARBOARD PRINCIPAL CO GP LLC

By:  /s/ JEFFREY C. SMITH
Name:   Jeffrey C. Smith
Title:     Authorized Signatory

/s/ JEFFREY C. SMITH
JEFFREY C. SMITH
Individually and as attorney-in-fact for Mark
Mitchell, Peter A. Feld, Robert Kramer,
Jeffrey S. McCreary and Kenneth H. Traub

EXHIBIT A

Starboard

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
STARBOARD VALUE AND OPPORTUNITY S LLC
STARBOARD VALUE LP
STARBOARD VALUE GP LLC
STARBOARD PRINCIPAL CO LP
STARBOARD PRINCIPAL CO GP LLC
JEFFREY C. SMITH
MARK MITCHELL
PETER A. FELD
ROBERT KRAMER
JEFFREY S. McCREARY
KENNETH H. TRAUB

EXHIBIT B